[Exhibit 99.1 - Press Release]

PREMIER REPORTS SECOND QUARTER IMPROVEMENTS

Frederick, Maryland -- August 14, 2003 -- Premier Development & Investment, Inc. (OTCBB: PDVN) announces that for the three-months ended June 30, 2003 it generated revenue of $5,000, an increase of 69.5% when compared to the three months ended June 30, 2002; revenues for the six-months ended June 30, 2003 were $10,000, an increase of 25.8% over the comparable 2002 period. Premier remained cash-flow positive for both the three-month and six-month periods. Management also reduced the weighted number of outstanding common shares by more than 45% from a split adjusted 155,000,000 to 83,750,000.

Eric R. Boyer, Premier's President and CEO, commented, "Our financial performance remains solid. Premier remains cash flow positive and is in an excellent position to see rapid improvements in overall profitability upon the closing of our pending acquisition and future business developments."

Premier Development & Investment, Inc. is a publicly held developer and operator of theme-based restaurant and bar concepts. These concepts are developed internally and through partnerships with other restaurant developers with the intent of building them into full-fledged chains and franchise opportunities. Premier is the Managing Partner of Coconut Grove Group, Ltd., a joint venture project involving the development of a chain of Caribbean-based restaurants and bars called Coconut Grove Grille and Blue Water Bar(TM).

The Private Securities Litigation Reform Act of 1995 provides a "safe harbor" for forward-looking statements. Certain information included in this press release (as well as information included in oral statements or other written statements made or to be made by Premier Development & Investment, Inc.) contains statements that are forward-looking, such as statements relating to the future anticipated direction of the restaurant industry, plans for future expansion, various business development activities, planned capital expenditures, future funding sources, anticipated sales growth and prospective dealings and joint venture projects. Such forward-looking information involves important risks and uncertainties that could significantly affect anticipated results in the future and, accordingly, such results may differ from those expressed in any forward-looking statements made by or on behalf of Premier. These risks and uncertainties include, but are not limited to, those relating to development and expansion activities, dependence on existing management, financing activities, domestic and global economic conditions, and changes in federal or state tax laws. For a description of additional risks and uncertainties, please refer to Premier's filings with the Securities and Exchange Commission.

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